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                                                           EXHIBIT 2.1

                              AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                                 June 2, 1997

                                     AMONG

                                  HUMANA INC.

                                 HUMNOV, INC.

                                      AND

                       PHYSICIAN CORPORATION OF AMERICA


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                                  TABLE OF CONTENTS

                                                                          Pages
                                                                          -----
ARTICLE I   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SECTION 1.1.  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SECTION 1.2.  EFFECTIVE DATE OF THE MERGER . . . . . . . . . . . . . . . . . .1

ARTICLE II   THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . .2

SECTION 2.1.  CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . . . .2
SECTION 2.2.  BY-LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
SECTION 2.3.  BOARD OF DIRECTORS; OFFICERS . . . . . . . . . . . . . . . . . .2
SECTION 2.4.  EFFECTS OF MERGER. . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

SECTION 3.1.  MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . .2
SECTION 3.2.  PAYMENT PROCEDURES.. . . . . . . . . . . . . . . . . . . . . . .3
SECTION 3.3.  DISSENTING SHARES. . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 3.4.  STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .6
SECTION 3.5.  STOCKHOLDERS' MEETINGS . . . . . . . . . . . . . . . . . . . . .7
SECTION 3.6.  CLOSING OF THE COMPANY'S TRANSFER BOOKS. . . . . . . . . . . . .8
SECTION 3.7.  ASSISTANCE IN CONSUMMATION OF THE MERGER . . . . . . . . . . . .8
SECTION 3.8.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
SECTION 3.9.  TRANSFER TAXES . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE IV   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .9

SECTION 4.1.  ORGANIZATION, STANDING AND POWER . . . . . . . . . . . . . . . .9
SECTION 4.2.  CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . .9
SECTION 4.2A.  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . 10
SECTION 4.3.  AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
SECTION 4.4.  SEC DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 13
SECTION 4.5.  INFORMATION SUPPLIED . . . . . . . . . . . . . . . . . . . . . 14
SECTION 4.6.  COMPLIANCE WITH APPLICABLE LAWS. . . . . . . . . . . . . . . . 14
SECTION 4.7.  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . 15
SECTION 4.8.  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . 17
SECTION 4.9.  LABOR AND EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . . 17
SECTION 4.10.  ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . . . 18
SECTION 4.11.  MATERIAL CONTRACTS. . . . . . . . . . . . . . . . . . . . . . 21
SECTION 4.12.  OFFICERS AND DIRECTORS AND EMPLOYEES. . . . . . . . . . . . . 23
SECTION 4.13.  TITLE TO AND CONDITION OF PROPERTIES AND ASSETS . . . . . . . 23
SECTION 4.14.  PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS . . . . . . 24
SECTION 4.15.  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . 25
SECTION 4.16.  TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHERS. . . . . . . 28
SECTION 4.17.  INSURANCE MATTERS-REINSURANCE AND COINSURANCE . . . . . . . . 29
SECTION 4.18.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
SECTION 4.19.  OPINION OF FINANCIAL ADVISOR. . . . . . . . . . . . . . . . . 32
SECTION 4.20.  INVESTMENT COMPANY ACT. . . . . . . . . . . . . . . . . . . . 32
SECTION 4.21.  VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . 32
SECTION 4.22.  APPLICABILITY OF DGCL 203 . . . . . . . . . . . . . . . . . . 32

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SECTION 4.23.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . 32
SECTION 4.25.  CHANGE OF CONTROL PAYMENTS. . . . . . . . . . . . . . . . . . 33

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB . . . . . . . . 34

SECTION 5.1  ORGANIZATION; STANDING AND POWER. . . . . . . . . . . . . . . . 34
SECTION 5.2  AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
SECTION 5.3  INFORMATION SUPPLIED. . . . . . . . . . . . . . . . . . . . . . 35
SECTION 5.4  INTERIM OPERATIONS OF SUB . . . . . . . . . . . . . . . . . . . 35
SECTION 5.5  FINANCING . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
SECTION 5.6  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
SECTION 5.7  OWNERSHIP OF COMPANY STOCK. . . . . . . . . . . . . . . . . . . 35

ARTICLE VI   CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . . . 36

SECTION 6.1.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. . . . . 36
SECTION 6.2.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER . . . . . . . 37
SECTION 6.3.  CONDUCT OF BUSINESS OF SUB . . . . . . . . . . . . . . . . . . 38

ARTICLE VII   ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 38

SECTION 7.1.  ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . . 38
SECTION 7.2.  PROXY STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . 38
SECTION 7.3.  COMPANY STOCKHOLDER APPROVAL . . . . . . . . . . . . . . . . . 39
SECTION 7.4.  EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . 39
SECTION 7.5.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 40
SECTION 7.6.  BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . . 42
SECTION 7.7.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . 43
SECTION 7.8.  ALTERNATIVE PROPOSALS. . . . . . . . . . . . . . . . . . . . . 43
SECTION 7.9.  ADVICE OF CHANGES; SEC FILINGS . . . . . . . . . . . . . . . . 45
SECTION 7.10.  FEE AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . 45
SECTION 7.11.  AMENDMENT TO THE COMPANY RIGHTS AGREEMENT . . . . . . . . . . 45
SECTION 7.12.  P&C COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . 46
SECTION 7.13.  ASSUMPTION OF DEBT OBLIGATIONS. . . . . . . . . . . . . . . . 46
SECTION 7.14.   ESCROW DEPOSIT.. . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE VIII   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . 47

SECTION 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . 47
SECTION 8.2.  CONDITION TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. . 48
SECTION 8.3.  CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT
              THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . 49

SECTION 9.1.  TERMINATION BY MUTUAL CONSENT. . . . . . . . . . . . . . . . . 49
SECTION 9.2.  TERMINATION BY EITHER PARENT OR THE COMPANY. . . . . . . . . . 49
SECTION 9.3.  TERMINATION BY THE COMPANY . . . . . . . . . . . . . . . . . . 50
SECTION 9.4.  TERMINATION BY PARENT. . . . . . . . . . . . . . . . . . . . . 51
SECTION 9.5.  EFFECT OF TERMINATION AND ABANDONMENT. . . . . . . . . . . . . 51
SECTION 9.6.  EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . 53

ARTICLE X   GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 53

SECTION 10.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. . 53
SECTION 10.2.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 10.3.  SPECIAL PERFORMANCE . . . . . . . . . . . . . . . . . . . . . 54
SECTION 10.4.  ASSIGNMENT; BINDING EFFECT. . . . . . . . . . . . . . . . . . 54
SECTION 10.5.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . 55
SECTION 10.6.  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 55
SECTION 10.7.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . 55
SECTION 10.8.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . 55

                                         ii


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SECTION 10.9.  HEADINGS AND TABLE OF CONTENTS. . . . . . . . . . . . . . . . 56
SECTION 10.10.  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . 56
SECTION 10.11.  WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 56
SECTION 10.12.  INCORPORATION OF EXHIBITS. . . . . . . . . . . . . . . . . . 56
SECTION 10.13.  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . 56


                                         iii


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                             AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 2, 1997, by and among Humana Inc., a Delaware corporation ("Parent"), HUMNOV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Physician Corporation of America, a Delaware corporation (the "Company"):

                                 W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and
    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.
    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                       ARTICLE I

                                      THE MERGER

    Section 1.1.  THE MERGER

    . Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company (the "Merger") and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue


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its corporate existence under the laws of the State of Delaware.

    Section 1.2.  EFFECTIVE DATE OF THE MERGER

    . The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Merger Filing"), which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article VIII hereof, or at such time thereafter as is provided in such Certificate of Merger.

                                     ARTICLE II

                              THE SURVIVING CORPORATION

    Section 2.1.  CERTIFICATE OF INCORPORATION

    . Subject to Section 7.5, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    Section 2.2.  BY-LAWS

    . The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    Section 2.3.  BOARD OF DIRECTORS; OFFICERS

    . The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

    SECTION 2.4.  EFFECTS OF MERGER

    The Merger shall have the effects set forth in Section 259 of the Delaware


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General CorporatioN Law (The "DGCL").

                                     ARTICLE III

                                 CONVERSION OF SHARES

    Section 3.1.  MERGER CONSIDERATION

    . On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Common Stock, par value $.01 per share, of the Company ("Company Common Stock"):

    (a) All shares of Company Common Stock which are held by the Company or any Subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled. As used in this Agreement, "Subsidiary" means any significant corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    (b) Subject to Section 3.3, each remaining outstanding share of Company Common Stock shall be converted into and represent the right to receive $7.00 (the "Merger Consideration") in accordance with Section 3.2.

    (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock after the date hereof, the Merger Consideration shall be adjusted accordingly.

    (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    Section 3.2.  PAYMENT PROCEDURES.

    (a) Prior to the Effective Date, Parent shall select a Payment Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Payment Agent for the Merger (the "Payment Agent").

    (b) As soon as practicable after the Effective Date (but in no event more than five days thereafter), Parent shall instruct the Payment Agent to mail to each holder of a certificate or certificates evidencing shares of Company Common Stock (other than Dissenting Shares, as defined in Section 3.3) ("Certificates")
(i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Company Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount to which such holder is entitled, pursuant to this Agreement, of cash as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

    (c)  At the closing of the transactions contemplated by this Agreement (the

"Closing"), Parent shall deposit in trust with the Payment Agent, for the ratable benefit of the holders of Company Common Stock, the appropriate amount of cash to which such holders are entitled pursuant to this Agreement for payment of the Merger Consideration (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Company Common Stock as set forth in this Agreement.

    (d) If any delivery of the Merger Consideration is to be made to a person other than the registered holder of the Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Payment Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

    (e) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock as of the first anniversary of the Effective Date shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with the exchange requirements of this Section shall have no further claim upon the Payment Agent and shall thereafter look only to Parent for payment of the Merger Consideration.

    (f) If a Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration would otherwise escheat to or become the property of any governmental agency, such Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

    (g) The Payment Agent may invest cash in the Payment Fund, as directed by Parent, on a daily basis, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding

180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $100 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Payment Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. Parent shall promptly replenish the Payment Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Company Common Stock shall be entitled under this Agreement, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose not specifically provided for in this Agreement.

    Section 3.3.  DISSENTING SHARES

    . (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the Certificates evidencing such shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

    Section 3.4.  STOCK OPTIONS

    . (a) All options (the "Options") to acquire shares of Company Common Stock (whether vested or unvested), other than those set forth in paragraph (d) below, shall be canceled as of the Effective Date. In consideration of such cancellation, each holder of Options shall have only the right to receive from the Company the payments (if any) as specified below:

         (i) Each employee of the Company or any of its Subsidiaries employed as of the Effective Date shall be entitled to receive the Cash Value (as such term is defined in the form of Salary Continuation Agreement attached to
SCHEDULE 3.4 (the "Salary Continuation Agreement")) of each such canceled Option under either of the following circumstances: (x) the employee is employed by Parent or any of its Subsidiaries (including the Company) at the end of the Initial Benefit Period specified in the Salary Continuation Agreement to which the employee is a party or, if such employee is not a party to a Salary Continuation Agreement, six months from the Effective Date (such employee's Initial Benefit Period being deemed to be six months for purposes of computing the Cash Value) or (y) the employee's employment is terminated under circumstances resulting in a Termination Date (as such term is defined in the Salary Continuation Agreement). The payment shall be made upon the earlier to occur of clauses (x) and (y).

         (ii) Each holder of an Option who was not an employee of the Company or any of its Subsidiaries as of the Effective Date or was a non-employee director of the Company shall have the right to receive a cash payment in the amount (if any) equal to the number of shares of Company Common Stock subject to each canceled Option multiplied by the difference (if positive) between the exercise price per share of Company Common Stock covered by the canceled Option and the Merger Consideration.

    (b) As a condition to making any payment specified in clause (a) above, each Option holder shall acknowledge in writing that all Options held by such person have been canceled in consideration of the right to receive such payment and, in the case of employees who are parties to the Salary Continuation Agreement, in full satisfaction of all rights under paragraph 2(b)(iv) of such employee's Salary Continuation Agreement.

    (c) Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreement and the Company's option plans to ensure that each Option shall, from and after the Effective Date, represent only the right to receive the payments specified in clause (a) above.

    (d) The Company shall take all actions necessary to vest all options held by the University of Miami and The Jackson Memorial Foundation as contemplated by Section 12.B(i) of the applicable Stock Option Agreement so that from and after the Effective Date each such option represents the right to receive the Merger Consideration.

    Section 3.5.  STOCKHOLDERS' MEETINGS

 . The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

    Section 3.6.  CLOSING OF THE COMPANY'S TRANSFER BOOKS

    . At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1(b) and 3.2.

    Section 3.7.  ASSISTANCE IN CONSUMMATION OF THE MERGER

    . Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

    Section 3.8.  CLOSING

    . The Closing shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in Article VIII (other than those that can only be fulfilled on the Effective Date) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

    Section 3.9.  TRANSFER TAXES

    . Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to Section 3.2(d)(i) (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                     ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

          The Company represents and warrants to Parent and Sub as follows:

    Section 4.1.  ORGANIZATION, STANDING AND POWER

    . Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, including those subsidiaries engaged in the insurance business (the "Insurance Subsidiaries"), as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, "Material Adverse Effect" means, when used with respect to Parent, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of all or any part of Parent and its Subsidiaries taken as a whole,

Sub, or the Company and its Subsidiaries taken as a whole, as the case may be (PROVIDED, HOWEVER, that in respect of the Company any such change or effect relating to (i) PCA Property and Casualty Insurance Company, a Florida corporation and a wholly-owned subsidiary of the Company ("P&C"), (ii) PCA Solutions, Inc., a Florida corporation and a wholly-owned subsidiary of the Company, or (iii) risk contracts between P&C or any of its Subsidiaries and the Company's Florida HMOs regarding provision of health care services with respect to worker's compensation as set forth on SCHEDULE 4.1, shall in each case be excluded from such determination).

    Section 4.2.  CAPITAL STRUCTURE

    . As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of the Company Common Stock and 10,000,000 shares of preferred stock, $1.00 par value ("Company Preferred Stock"). At the close of business on May 30, 1997: (i) 38,837,657 shares of Company Common Stock were outstanding, 5,314,108 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (3,119,950 shares of which are subject to outstanding stock options) or pursuant to the Company's option plans, (ii) no shares of Company Common Stock were reserved for issuance upon exercise of the Company's rights (the "Company Rights") granted under the Rights Agreement, dated January 13, 1995 (the "Company Rights Agreement"), between the Company and the Rights Agent (as defined therein); (iii) no shares of Company Common Stock were held by its wholly-owned Subsidiaries; (iv) no shares of the Company Preferred Stock were outstanding; and (v) except as set forth on SCHEDULE 4.2, no warrants, bonds, debentures, notes or other indebtedness or other security having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") were issued or outstanding; since May 30, 1997 there has been no change in such share information except by reason of the exercise of Options. All outstanding shares of the Company capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the Options and the Company Rights, there are no options, warrants, calls, rights, or agreements to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance by Parent with Section 3.4 after the Effective Date, there will be no option, warrant, call, right or agreement obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement.

    Section 4.2A.  SUBSIDIARIES

 . The only Subsidiaries of the Company are disclosed in SCHEDULE 4.2A. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act") of the Company has been named in the Company SEC Documents (as hereinafter defined).
SCHEDULE 4.2A contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in SCHEDULE 4.2A, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10K") and as disclosed in SCHEDULE 4.2A, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

    Section 4.3.  AUTHORITY

    . The Company has all requisite corporate power and authority to enter into this Agreement and subject to approval of this Agreement and the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, subject to such approval of this Agreement by the stockholders of the Company, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Certificate of Incorporation or By-laws of the Company or any

Subsidiary of the Company or ,except as set forth on SCHEDULE 4.3 hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan (as hereinafter defined) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets which Violation would have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on the Company, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement (the "Proxy Statement") in definitive form relating to the Company Meeting and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filing and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such filings, authorizations, riders and approvals (the "State Approvals") as may be required by foreign, state or local governmental authorities including those in connection with the Company's insurance business and those required by the federal Health Maintenance Organization Act of 1973 and the rules and regulations thereunder (the "Federal HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico laws regulating health maintenanc e organizations and prepaid health clinics, and the rules and regulations thereunder (the "HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico Insurance Code and the rules and regulations thereunder relating to the regulation of domestic insurers, third-party benefits administrators and to Insurance Holding Company Systems in the State of Florida (collectively the "Insurance Laws"), the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder (the "Medicare Laws"), the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and the Florida and Texas laws and regulations implementing the Medicaid Program (the "Medicaid Laws"), the Puerto Rico Healthcare Reform Act and the regulations promulgated thereunder, the applicable provisions of Florida, Texas and Puerto Rico laws regulating home health agencies and pharmacies and the regulations promulgated thereunder and the applicable provisions of the Drug Enforcement Administration laws and regulations regulating controlled substances (the "Facility Licensing Laws"), and the applicable provisions of Florida, Texas and Puerto Rico laws respecting certificates of need and the regulations promulgated thereunder (the "CON Laws") and (v) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

    Section 4.4.  SEC DOCUMENTS

    . The Company has delivered or made available to Parent a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Company SEC Documents") which are all the documents (other than preliminary material) that the Company has been required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and at the time of its filing none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    Section 4.5.  INFORMATION SUPPLIED

    . None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 4.6.  COMPLIANCE WITH APPLICABLE LAWS

    . Except as set forth on SCHEDULE 4.6, the businesses of the Company and each of its Subsidiaries have been and are being conducted in compliance in all material respects with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "Company Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those Company Permits the absence of which would not have a Material Adverse Effect on the Company. SCHEDULE 4.6 contains a list of all Company Permits the violation of which would have a Material Adverse Effect on the Company, including the jurisdictions in which the Company or one or more of its Subsidiaries holds a license or are otherwise authorized to conduct insurance business and the types or lines of insurance which the Company or one or more of its Subsidiaries is permitted to write in such jurisdictions. Except as set forth on SCHEDULE 4.6, no notice has been received and, after due inquiry of management, no investigation or review is pending or, to the Company's knowledge, threatened by any Governmental Entity with regard to (i) any alleged violation by the Company or any of its Subsidiaries of any law, rule, regulation, ordinance, Company Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any Company Permit, which violation or failure would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries nor to the Company's knowledge any of its or their respective executive officers, directors or employees (in their capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

    Section 4.7.  FINANCIAL STATEMENTS

         . (i) The Company has delivered to Parent complete and correct copies of (i) the consolidated balance sheets of the Company and each of its
then-existing Subsidiaries   as at December 31, 1996, 1995, 1994, 1993, 1992,
and the related audited consolidated statements of     operations,
stockholders' equity/(deficit) and cash flows, for the fiscal years ended on dates, together with all footnotes and (ii) the unaudited consolidated interim financial statements for the Company and each of its Subsidiaries as at, and for the fiscal periods ended on March 31, 1997 and each subsequent quarterly reporting date. All of such financial statements fairly present or when delivered will fairly present (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole), in all material respects, the financial position, results of operations and cash flows of the Company and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with (A) GAAP and (B) in the case of each of the Insurance Subsidiaries, statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the States of Florida and Texas or in Puerto Rico, as appropriate, in each case applied on a basis consistent throughout the reported periods.

         (ii) Except as set forth on SCHEDULE 4.7, neither such financial statements nor the financial statements of the Company included in the Company SEC Documents (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein), (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts, and (C) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities, whichever is appropriate, applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

         (iii) Except as set forth on SCHEDULE 4.7, the reserves recorded in the accounting records of each of the Insurance Subsidiaries other than P&C for insurance policy benefits, losses, claims and expenses and any other reserves are reasonable and adequate and were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and of all the jurisdictions in which the Insurance Subsidiaries are licensed to transact an insurance business and make good and sufficient provisions for all insurance obligations of the Company and its Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1996, by Towers Perrin Integrated Health Systems Consulting, a duly qualified actuarial firm that, as of the date of its report, was a member in good standing in the American Academy of Actuaries. The unpaid loss and loss adjustment expense liabilities of P&C as of December 31, 1996, has been opined upon as reasonable by William M. Mercer, Incorporated ("Mercer"), a duly qualified actuarial firm, the opining actuary of which is a member in good standing in the American Academy of Actuaries.

    Section 4.8.  LITIGATION

    . Except (x) as set forth on SCHEDULE 4.8, (y) as disclosed in the Company SEC Documents and (z) for actions and suits arising in the ordinary course of the business, none of which is reasonably expected to have a Material Adverse Effect on the Company, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the Company's knowledge, threatened, involving the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any Subsidiary of the Company that (A) if asserted is reasonably expected to have a Material Adverse Effect on the Company, (B) questions the validity of this Agreement or (C) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by the Company or any of its Subsidiaries under this Agreement. Except as set forth on SCHEDULE 4.8, none of the Company nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court, Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither the Company nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving the Company or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

    Section 4.9.  LABOR AND EMPLOYMENT MATTERS

    . Neither the Company nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to the Company's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof.
Neither the Company nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on SCHEDULE 4.09, neither the Company nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company is aware, threatened, between the Company or any of its Subsidiaries and any of their respective employees.

    Section 4.10.  ABSENCE OF CERTAIN CHANGES

    .  Since December 31, 1996 and except (A) as set forth on SCHEDULE 4.10,
(B) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, (C) as disclosed in the Company's financial statements or in the Company SEC Reports previously delivered or made available to Parent and (D) sales and purchases of investment securities in the ordinary course, neither the Company nor any of its Subsidiaries:

         (i) had any change in its financial condition or businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Material Adverse Effect on the Company;

         (ii) suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect on the Company;

         (iii) issued, sold or otherwise disposed of, or, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of the Company or any of its Subsidiaries or granted or agreed to grant any option warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any of its Subsidiaries;

         (iv) incurred or agreed to incur any material indebtedness for borrowed money;

         (v) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

         (vi)   intentionally omitted;

         (vii) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director or officer of the Company or of any Subsidiary of the Company or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

         (viii) mortgaged, pledged or subjected to any material charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any material charge, lien, claim or encumbrance any of its material properties or assets;

         (ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

         (x) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees (other than insurance agents or independent contractors) over the rate being paid to them on December 31, 1996, as set forth in Schedule 4.10, other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed, or (B) paid any bonus or similar compensation to any director, officer or employee of the Company or any Subsidiary of the Company in excess of $100,000, or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

         (xi) has terminated, or been notified in writing of the likely termination of, a material contract with a hospital or other provider, a self-insured employer, a union or other association, a government agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

         (xii) neither the Company nor any of its Subsidiaries has entered into a contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to the Company (other than a provider of in-patient care) under which, during the last 12 months, the Company was obligated or became committed to pay in excess of $500,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $500,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

         (xiii) except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

         (xiv) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

         (xv) had any labor trouble or concerted work stoppage or knows of any impending or threatened labor trouble or concerted work stoppage;

         (xvi) canceled, or agreed to cancel, any debts or claims over $500,000 in the aggregate or $250,000 individually other than in the ordinary course of business;

         (xvii) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

         (xviii) entered into any material transaction not in the ordinary course of its business;

         (xix) made any charitable or political contribution or pledge in excess of $100,000 in the aggregate;

         (xx) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing;

         (xxi) paid aggregate commissions to insurance agents and independent contractors for policies issued in 1996 and with normal anniversary dates of January 1, 1997 or subsequent thereto in excess of 15% of direct premiums written or;

         (xxii) made any material cash payments to insurance agents, independent contractors or brokers marketing the Company's products other than pursuant to a producer profit share agreement.

    Section 4.11.  MATERIAL CONTRACTS

    . Except as set forth in SCHEDULE 4.11, neither the Company nor any of its Subsidiaries is a party to any written or oral:

         (i) employment or consulting contract or other contract for services involving a payment of more than $250,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

         (ii) material lease, franchise or concession providing for a payment by any person of more than $500,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

         (iii) loan agreement, mortgage, indenture, promissory note, financing lease or other instrument relating to any debt (in excess of $250,000 and which, in the aggregate, do not amount to more than $1,000,000);

         (iv) contract of purchase or sale involving more than $500,000 and that is not in the ordinary course of business;

         (v) partnership, joint venture, material license or similar agreement;

         (vi)   stand-by letter of credit, guarantee  or  performance bond;

         (vii) contract restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

         (viii) contract with an employer, a union or other association, a governmental agency or any other party regarding the provision of insurance or managed care services that has a term greater than one year and has an annual premium in any one year exceeding $1,000,000;

         (ix) contract or arrangement with an institution for the provision of in-patient or out-patient hospital or surgical services under which, during 1996, the Company was required to pay or, during 1997, the Company anticipates that it will be required to pay, in excess of $1,000,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

         (x) contract or arrangement with a physician or group of physicians under which, during 1996, the Company was required to pay or, during 1997, the Company anticipates that it will be required to pay, in excess of $1,000,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

         (xi) contract or any arrangement pursuant to which the Company and the Subsidiaries are provided medical malpractice insurance; or

         (xii) medical services agreement which provides for the contracting party to receive a percentage of premium revenues from the Company or a Subsidiary in exchange for the provider providing for all medical services to any group of insureds of the Company or any of its Subsidiaries; or

         (xiii) other material contract or commitment not made in the ordinary course of business.

         Each contract or other agreement listed on SCHEDULE 4.11 is in full force and effect and is valid and enforceable by the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms. Except as set forth on SCHEDULE 4.11, neither the Company nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed on SCHEDULE 4.11 except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on the Company. To the knowledge of the Company without investigation, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract listed on SCHEDULE 4.11. There is currently no outstanding bid or contract proposal by the Company or any of its Subsidiaries which, if accepted or entered into, might reasonably be expected to result in a material loss to either the Company or any of its Subsidiaries. The Company has delivered or made available to Parent copies of all contracts listed in SCHEDULE 4.11.

    Section 4.12.  OFFICERS AND DIRECTORS AND EMPLOYEES

    . The Company's 1996 Form 10-K, as modified by SCHEDULE 4.12, sets forth a list of:

         (i) The names of all directors and officers of the Company and each of its Subsidiaries;

         (ii) The name and current annual rate of compensation (including bonuses and other forms of compensation) paid by the Company and its Subsidiaries to each of its respective officers, directors and employees whose annual rate of base compensation exceeded $100,000 for the year ended December 31, 1996; and

         (iii) The names of all persons who have written employment, consulting or severance agreements or arrangements with the Company or any of its Subsidiaries if such agreement or arrangement provides for payment to such persons resulting from such person's resignation, from a change-in-control of the Company or any of its Subsidiaries or from a change in such person's responsibilities following a change-in-control; complete and correct copies of such agreements have been provided to Parent.

    Section 4.13.  TITLE TO AND CONDITION OF PROPERTIES AND ASSETS

         .  (i)    The Company and its Subsidiaries have good and defensible
title to, or valid leasehold interests in, their respective properties and assets, whether owned or leased, including, without limitation, (i) those used in their respective businesses, and (ii) those reflected in the consolidated balance sheet of the Company as of December 31, 1996 most recently delivered to Parent (except as since sold or otherwise disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to use their properties or to conduct their businesses as currently conducted), in each case subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance (collectively "Liens"), except for (w) the lien of current Taxes (as hereinafter defined) not yet due and payable, (x) with respect to leased property, the provisions of such leases, (y) Liens granted to the Company's lenders under that certain Revolving Credit Agreement (the "Credit Facility") between the Company and Citibank, N.A. dated October 27, 1994, as amended and (z) liens, that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company or any of its Subsidiaries to conduct business as currently conducted. Except as described on
SCHEDULE 4.13, subsequent to December 31, 1996, neither the Company nor any of its Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company and each of its Subsidiaries that are used in their respective businesses are in good operating condition and repair, subject to the ordinary wear and tear of those businesses.

         (ii) All of the real property owned or leased by the Company or any of its Subsidiaries has been maintained by the Company in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, except where the failure to so maintain the property would not have a Material Adverse Effect on the Company.

    Section 4.14.  PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS

    . Neither the Company nor any of its Subsidiaries own or licenses any patent, copyright, service mark, trademark or other intellectual property right, other than such patents, copyrights, service marks, trademarks and other intellectual property rights as are described in SCHEDULE 4.14, except for such intellectual property rights the loss of which singly or in the aggregate would not have a Material Adverse Effect on the Company. Except as set forth on
SCHEDULE 4.14 and other than such as would have a Material Adverse Effect on the
Company: (i) the Company and its Subsidiaries own or license all patents, copyrights, service marks, trademarks and other intellectual property rights that are necessary to the conduct of their respective businesses, (ii) all names under which the Company or any of its Subsidiaries currently conducts business are set forth in SCHEDULE 4.14, (iii) no claim has been made, and to the Company's knowledge no basis for any such claim exists, that the Company or any of its Subsidiaries has infringed any patent, copyright, service mark, trademark or other intellectual property right of any other person and (iv) no claim has been made, and to the Company's knowledge no basis for any such claim exists, that any person has infringed on any patent, copyright, service mark, trademark or other intellectual property right of the Company or any of its Subsidiaries.

    Section 4.15.  EMPLOYEE BENEFIT PLANS

         (a) LIST OF PLANS. SCHEDULE 4.15 includes a complete and accurate list of all employee benefit plans ("Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and material benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (A) employment or consulting agreements, (B) incentive bonus or deferred bonus arrangements, (C) arrangements providing termination allowance, severance or similar benefits, (D) equity compensation plan, (E) deferred compensation plans, (F) cafeteria plans, (G) employee assistance programs, (H) bonus programs, (I) scholarship programs, (J) vacation policies, and (K) stock option plans that are currently in effect or were maintained within three years of the Effective Date, or have been approved before the Effective Date but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of the Company or a Controlled Company ("Designated Plans"). For purposes of this
Section 4.15, "Controlled Company" shall mean any entity that, together with the Company as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") and any reference to the Company in this
Section 4.15 shall also include a reference to a Controlled Company.

         (b) NO TITLE IV PLANS OR VEBAS. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Date treated as a single employer together with the Company under
Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Date treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During six years before the Effective Date, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

         (c) DISCLOSED PLANS. With respect to each Designated Plan, the Company has delivered to Parent, as applicable, true and complete copies of (A) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (B) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits, (C) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (D) the most recent actuarial report, valuation statement or other financial statement, (E) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (F) the summary plan description currently in effect and all material modifications thereto, and (G) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by the Company and its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to Parent pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

    (d) COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 4.15, the Company has operated, and has caused its appointees and nominees to operate, each

Designated Plan in a manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a Material Adverse Effect on the Company. Except as otherwise disclosed in
SCHEDULE 4.15, with respect to each Designated Plan that is a Plan (A) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, (B) the appropriate Form 5500 has been timely filed, for each year of its existence, (C) there has been no transaction described in sections 406 or 407 of ERISA or section 4975 of the Code relating to the Plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable, and (D) the bonding requirements of section 412 of ERISA have been satisfied.

         (e) CONTRIBUTIONS. Full payment has been made of all amounts which the Company or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which the Company or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

         (f) TAX QUALIFICATION. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Date. Except as disclosed on SCHEDULE 4.15, no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

         (g) TAX OR CIVIL LIABILITY. Neither the Company nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon the Company of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

         (h) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Company's knowledge, threatened against, or relating to, any Designated Plan, and the Company has no knowledge of any pending investigation or administrative review by any Governmental Entity relating to any Designated Plan.

         (i) RETIREE WELFARE COVERAGE. Except as set forth in SCHEDULE 4.15, no Designated Plan provides any health, life or other welfare coverage to employees of the Company or a Controlled Company beyond termination of their employment with the Company or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

         (j) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of the Company or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

Section 4.16.  TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHERS

         . Except as set forth on SCHEDULE 4.16, no director, officer or affiliate of the Company, or any member of the immediate family or any other affiliate of any of the foregoing, is a party to business arrangements or relationships of any kind with the Company or its Subsidiaries in which the amount involved exceeds $60,000, or, to the knowledge of the Company, owns or has an ownership interest in any corporation (in excess of 5% of any publicly traded corporation) or other entity that is a party to, or in any property which is the subject of any such business arrangements.

    Section 4.17.  INSURANCE MATTERS-REINSURANCE AND COINSURANCE

    . SCHEDULE 4.17 contains a list of all reinsurance or coinsurance treaties or agreements to which the Company or any of its Subsidiaries is a party. All such treaties or agreements as set forth in such Schedule are valid, binding and in full force and effect in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies); and neither the Company nor its Insurance Subsidiaries nor, to the Company's knowledge, any other party thereto is in default as to any provision thereof, except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on the Company, and none of such agreements contains any provision (A) providing that any other party thereto may terminate such agreement or declare a default or seek damages thereunder by reason of the transactions contemplated by this Agreement or (B) which would be altered or otherwise become applicable by reason of such transactions. The Company does not know of any facts or events that could cause the financial condition of any party to any such agreement to be impaired to such an extent that a default thereunder may be reasonably anticipated.

    Section 4.18.  TAXES

         (a)  DEFINITIONS.  For purposes of this Agreement:

              (i) "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

              (ii) "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, premium, capital, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

              (iii) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purported to exercise jurisdiction with respect to any Tax.

         (b)  TAX REPRESENTATIONS.  Except as set forth in SCHEDULE 4.18:

              (i) All Returns required to have been filed on or before the date hereof by or with respect to the Company or any of its Subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which the Company or its Subsidiaries is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Return correctly and completely reports all material information required to be reported thereon. All Taxes of the Company or its Subsidiaries or any member of a Relevant Group (whether or not shown on any Return) with respect to any period ending on or before the date hereof have been paid or are duly reserved for in the financial statements of the Company and its Subsidiaries for such period.

              (ii) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

              (iii)     the Company is not currently under audit by any Taxing

Authority with respect to any material Return. The Company's consolidated federal income tax returns have been audited through December 31, 1992. No claim is pending by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns, that it is subject to Taxation in that jurisdiction.

              (iv) Other than agreements among the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement.

              (v) Neither the Company nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statute, and none of the assets of the Company or its Subsidiaries is subject to any election under Section 341(f) of the Code or comparable provisions of any state statutes.

              (vi) Neither the Company nor any of its Subsidiaries has received or requested any ruling of a Taxing Authority relating to Taxes or entered into any material written or legally binding agreement with a Taxing Authority relating to Taxes.

              (vii) Neither the Company nor any of its Subsidiaries (1) has or is projected to have a material amount includable in its income for the current taxable year under Section 951 of the Code, (2) has been a passive foreign investment company within the meaning of Section 1296 of the Code, and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly in any passive foreign investment company, or (3) has a material unrecaptured overall foreign loss within the meaning of Section 940(f) of the Code.

              (viii) Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (1) the dual consolidated loss provisions of
Section 1503(d) of the Code, (2) the overall foreign loss provisions of
Section 904(f) of the Code, or (3) the recharacterization provisions of
Section 952(c)(2) of the Code.

              (ix) None of the assets of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(3) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

              (x) Neither the Company nor any of its Subsidiaries has any material (1) deferred gain or loss arising out of any deferred intercompany transaction or (2) income which will be reportable in a period ending after the Closing which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Closing.

              (xi) Neither the Company nor any of its Subsidiaries is a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for Federal income tax purposes pursuant to Section 162(m) of the Code.

    Section 4.19.  OPINION OF FINANCIAL ADVISOR

    . The Company has received the opinion of Bear, Stearns & Co. dated the date hereof, to the effect that the Merger Consideration is fair, from a
financial point of view, to the stockholders of the Company.   The Company has
delivered a true and complete copy of this opinion to Parent.

    Section 4.20.  INVESTMENT COMPANY ACT

    . Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    Section 4.21.  VOTE REQUIRED

 . The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company capital stock or Voting Debt necessary to approve this Agreement and the transactions contemplated hereby.

    Section 4.22.  APPLICABILITY OF DGCL 203

    . Assuming the accuracy of the representations contained in Section 5.7, the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

    Section 4.23.  ENVIRONMENTAL MATTERS

         (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "Action") by any Governmental Entity or other party with respect to any (i) alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by the Company or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a Material Adverse Effect on the Company.

         (b) Neither the Company nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by the Company or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have a Material Adverse Effect on the Company.

         (c) For the purposes of this Agreement, the following terms have the following meanings:
              "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

              "Environmental Liabilities" shall mean all liabilities which
(i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Date.

              "Hazardous Substances" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Law.

              "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

    Section 4.24. ACCREDITATION'S. Except as set forth in SCHEDULE 4.24, none of the Company or its Subsidiaries has been denied or failed to obtain any accreditation by any health maintenance organization or insurance accreditation agency from who the Company sought accreditation.

    Section 4.25.  CHANGE OF CONTROL PAYMENTS

    . Except as set forth on Schedule 4.25, no broker, investment banker, officer, employee or other person will be entitled to any payment upon the consummation of the Merger (including payments which are not required to be made unless an event subsequent to the consummation of the Merger occurs) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. This provision is intended to include, without limitation, broker fees, investment banker fees, consultant fees, severance payments and fees payable under non-competition and other contractual provisions.

                                     ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Parent and Sub represent and warrant to the Company as follows:

    Section 5.1  ORGANIZATION; STANDING AND POWER

    . Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

    Section 5.2  AUTHORITY

    . Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Parent and Sub, except (i) as set forth on SCHEDULE
5.2 or (ii) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets, which Violation would have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on Parent, except for (i) the filing of a premerger notification report by Parent under the HSR Act, (ii) the filing with the SEC as may be required by the Securities Act or Exchange Act in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filing with the Secretary of State of the State of Delaware and (iv) the State Approvals and State Takeover Approvals.

    Section 5.3  INFORMATION SUPPLIED

    . None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    Section 5.4  INTERIM OPERATIONS OF SUB

    . Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 5.5  FINANCING

    . Parent has on hand or available through committed bank facilities all of the funds necessary to consummate the Merger and the transactions contemplated hereby on a timely basis and to pay any and all related fees and expenses.

    Section 5.6  BROKERS

    . No broker, investment banker or other person, other than Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    Section 5.7  OWNERSHIP OF COMPANY STOCK

    . As of the date hereof, Parent beneficially owns approximately 1,050,000 shares of Company Common Stock.



                                     ARTICLE VI


                        CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

    . Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (a) Except as set forth in SCHEDULE 6.1(a), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them. The Company shall, and shall cause its Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries, (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

    (b) Except as set forth in SCHEDULE 6.1(b) and except as required by this Agreement, the Company shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation or By-laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (c)  The Company shall not, nor shall it permit any of its Subsidiaries to,
(i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date, (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or encumber or grant a security interest in any asset or make any loans, advances or capital contribution to, or investments in, any other person, other than to the Company in any wholly owned Subsidiaries of the Company or enter into any other transaction other than in each case in the ordinary course of business consistent with past practice, (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

    (d) Except as disclosed in SCHEDULE 6.1(d), the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 3.4 hereof, (i) enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, (ii) grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or (iii) grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or, in the case of clause (iii), increases for employees in the ordinary course of business consistent with past practice.

    (e) The Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities exceeding $100,000 in the aggregate;

    Section 6.2.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER

    . Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted except where the failure to so act would not adversely affect Parent's ability to pay the aggregate Merger Consideration payable to the Company's stockholders.

    Section 6.3.  CONDUCT OF BUSINESS OF SUB

    . During the period from the date of this Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                    ARTICLE VII

                                ADDITIONAL AGREEMENTS

    Section 7.1.  ACCESS AND INFORMATION

    . The Company and its Subsidiaries shall afford to Parent and to Parent's accountants, counsel, financial advisers and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated May 1, 1996 between Parent and the Company, as amended on April 15, 1997 (the "Confidentiality Agreement").

    Section 7.2.  PROXY STATEMENT

    . Parent and the Company shall cooperate and promptly prepare, and the Company shall file with the SEC as soon as practicable, the Proxy Statement, which shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

    Section 7.3.  COMPANY STOCKHOLDER APPROVAL

 . The Company will use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

    Section 7.4.  EMPLOYEE MATTERS

    . (a) The employees of the Company and each Subsidiary as of the Effective Date shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; PROVIDED, HOWEVER, that the foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Surviving Corporation of a post-Effective Date employment relationship of any term or duration or on any terms other than those the Surviving Corporation may establish. Employment of any of the employees by the Surviving Corporation shall be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement, or any applicable laws or any arrangement or commitment); PROVIDED, FURTHER, that no provision of this Agreement shall create any third-party beneficiary with respect to any employee (or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment or resumed employment. As of the Effective Date, the Surviving Corporation shall be the sponsor of the Company's option plans immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such option plans. Until at least December 31, 1997, Parent shall maintain employee benefits and programs for officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those being provided to such officers and employees on the date hereof (it being understood that Parent will not be obligated to continue any one or more employee benefits or programs). To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries, (i) service with the Company and its Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date. Parent shall honor or cause to be honored all severance and employment agreements with the Company's officers and employees to the extent disclosed in the Schedules to this Agreement.

    Section 7.5.  INDEMNIFICATION

    . (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of those persons provided for in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; PROVIDED, HOWEVER, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; PROVIDED, FURTHER, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and PROVIDED, FURTHER, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap,

Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (b) Any Indemnified Party will promptly notify the Parent and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; PROVIDED, HOWEVER, that the failure to furnish any such notice shall not relieve Parent or the Surviving Corporation from any indemnification obligation under this Section except to the extent Parent or the Surviving Corporation is materially prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) Parent or the Parent and Surviving Corporation will have the right to assume the defense thereof, and Parent and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Party and Parent, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

    Section 7.6.  BEST EFFORTS

    . Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) promptly making their respective filings and thereafter making any other required submission under the HSR Act, (b) diligently opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not a party to this Agreement, (c) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (d) the obtaining of all necessary consents, approvals or waivers from third parties, (e) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company and Parent shall not be under any obligation to take any action to the extent that their respective Board of Directors shall conclude in good faith, after consultation with their respective outside counsel, that such action could be inconsistent with such Board of Director's fiduciary obligations under applicable law and, PROVIDED FURTHER, that in satisfying their obligations set forth above neither Parent nor Sub shall be obligated to dispose or to agree to dispose any assets of either Parent or the Company or their respective Subsidiaries, nor shall Parent or Sub be required to agree to any conditions as a prerequisite to obtaining any such approvals (other than any conditions that are ministerial in nature or are customary for transactions of a similar nature).

    Section 7.7.  PUBLIC ANNOUNCEMENTS

    . Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

    Section 7.8.  ALTERNATIVE PROPOSALS

    . Prior to the Effective Date, the Company agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.8; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this Section 7.8 shall prohibit the Board of Directors of the Company from furnishing information to any person or entity that makes an

Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Alternative Proposal is a Superior Proposal, (C) the Company provides Parent with a true and complete copy of such proposal as soon as practicable after the receipt thereof, and (D) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.8 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof), (y) permit the Company to have discussions, negotiations or to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any discussion, negotiation or agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement. As used in this Agreement, a "Superior Proposal" means a bona fide written offer to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combinations or other similar transaction (which offer shall not be subject to any conditions that are more onerous to the Company than the conditions to Parent and Sub's obligations to consummate the Merger; provided, however, that such offer may be subject to confirmatory due diligence to be effected within a five (5) business day period): (i) that the Board of Directors of the Company determines, in good faith after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect, provides a higher value per share to the stockholders of the Company than the Merger Consideration after taking into account, among other things, the reasonable likelihood the Effective Date will occur as compared to when the closing of such Alternative Proposal will occur; (ii) that is not subject to any financing condition (and the offeror has on hand funds available or committed financing to consummate the offer and the transactions contemplated; thereby);
(iii) does not have any condition to closing or rights to terminate more onerous to the Company than the provisions set forth in Articles VIII or IX hereof; and
(iv) does not involve any substantive legal impediments that are reasonably likely to prevent such Alternative Proposal from closing.

    Section 7.9.  ADVICE OF CHANGES; SEC FILINGS

    . The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of (i) any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect on Parent or the Company, as the case may be, (ii) any litigation or governmental complaints, investigation or hearings (or communication indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty contained herein. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    Section 7.10.  FEE AND EXPENSES

    . Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as provided in Section 9.5.

    Section 7.11.  AMENDMENT TO THE COMPANY RIGHTS AGREEMENT

    . The Company, in accordance with the terms and provisions of the Company Rights Agreement and as promptly as practicable on or after the date hereof, shall amend the Company Rights Agreement so as to exclude the Merger and the transaction contemplated by this Agreement from the Company Rights Agreement.

    Section 7.12.  P&C COMMITMENTS

    . (a) Parent and Sub shall (i) on and following the Effective Date, perform or discharge all obligations of the Company not previously performed and discharged pursuant to those certain agreements by and between the Company and Center Reinsurance Company of New York set forth on SCHEDULE 7.12 hereto (the "Centre Re Agreements") or (ii) in lieu of such performance or discharge, shall enter into an alternative arrangement satisfactory to the State of Florida, ex rel, The Department of Insurance (the "Department").

(b) At the Closing, Parent agrees to perform one of the following actions: (x) to make (i) a capital contribution to P&C of an amount equal to the statutory deficit of P&C as of the Closing and (ii) to commit to make additional contributions, from time to time, in order to remove any statutory deficits thereafter incurred by P&C; (y) to pay the closing premium required, and cause PCA and it's subsidiaries to perform all of their obligations, under the terms of the Centre Re Agreements; or (z) to enter into such other arrangements as the Department, in its sole discretion, determines is acceptable.

    Section 7.13.  ASSUMPTION OF DEBT OBLIGATIONS

    . Sub shall assume or repay all debt obligations of the Company on the Effective Date.

    Section 7.14.   ESCROW DEPOSIT.

    (a) Simultaneously with the execution of this Agreement, Parent made a $15 million payment (the "Escrow Deposit") into an escrow account established by the Department for the benefit of P&C, the terms of which account are set forth in
Schedule 7.14. In consideration of making such payment, the Company hereby grants Parent the right (the "Option") to purchase for $0.01 per share a number of shares of Company Common Stock equal to $15 million divided by 70% of the average closing prices of the Company Common Stock for the five trading days immediately prior to the exercise of the Option (as such prices are reported by the NASD National Market System or such other principal trading market on which the Company Common Stock then trades). Parent's right to exercise the Option is subject to (a) the termination of this Agreement (the "Termination"), (b) the Escrow Deposit not having been returned to Parent and (c) the obtaining by Parent of all required governmental and regulatory approvals for such purchase of Company Common Stock. The Option is exercisable in whole upon 90 days prior written notice to the Company, provided that the Option may be exercised from time to time in part to the extent Parent is unable to acquire all of the remaining shares of Company Common Stock subject to the Option by reason of governmental or regulatory approvals. Parent's right to give notice of exercise of the Option shall expire upon the later of (i) six months following the Termination or (ii) 30 days after receipt of all required governmental or regulatory approvals.

    (b) The Company represents and warrants to Parent that the shares of Common Stock issuable upon exercise of the Option shall be validly issued, fully paid and non-assessable.

    (c) In lieu of issuing any shares of Company Common Stock subject to the Option, the Company may, prior to the exercise of any part of the Option, cancel the Option by paying to the Company the sum of $15 million plus interest from the date of execution of this Agreement to the date of payment at a rate per annum of 10%.

    (d) Upon the issuance of any shares of Company Common Stock, the Company shall file a registration statement with the Securities and Exchange Commission (the "Commission") covering such shares of Company Common Stock and any other shares of Company Common Stock to be issued thereafter pursuant to the Option. The Company shall use its best efforts to cause the Commission to declare the registration statement effective and cause the registration statement to remain effective for two years thereafter. The Company will assist Parent in effecting an underwritten offering, upon customary terms and conditions, with respect to such shares of Company Common Stock with an underwriter of national standing selected by Parent.

                                    ARTICLE VIII

                                 CONDITIONS PRECEDENT

    Section 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    . The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company

Common Stock.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted).

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Parent and the Company (and their respective Subsidiaries) following the Effective Date.

    (e) All consents, authorizations, orders and approvals required under federal or state statutes regulating managed care, health maintenance organizations or insurance organizations required in connection with the execution, delivery and performance of this Agreement shall have been obtained, except where the failure to have obtained any such consent, authorization, order or approval, would not have a material affect on the ability of the Company and its Subsidiaries to continue to conduct their respective businesses.

    Section 8.2.  CONDITION TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER.

    The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the condition, unless waived by the Company, that Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the

Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except where the failure of such representations and warranties to be true and accurate when considered in the aggregate (without giving effect to any limitation as to "materiality" or material adverse effect set forth therein) would not have a Material Adverse Effect on Parent.

    Section 8.3.  CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE
MERGER.

    The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the condition, unless waived by Parent, that (i) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except where the failure of such representation and warranties to be true and accurate when considered in the aggregate (without giving effect to any limitation as to "materiality" or material adverse effect set forth therein) would not have a Material Adverse Effect on the Company and (iii) the Department shall have entered into the Consent Order included in SCHEDULE 8.3 and such Consent Order shall remain in full force and effect.

                                     ARTICLE IX

                          TERMINATION, AMENDMENT AND WAIVER

    Section 9.1.  TERMINATION BY MUTUAL CONSENT

    . This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

    Section 9.2.  TERMINATION BY EITHER PARENT OR THE COMPANY

    . This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by October 31, 1997, or (b) the approval of the Company's stockholders required by Section 3.5 shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used best efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

    Section 9.3.  TERMINATION BY THE COMPANY

    . This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in Section 3.5, by action of the Board of Directors of the Company, if:

(a) There is a Superior Proposal and: (i) the Board of Directors of the Company determines in good faith after consultation with the Company's outside counsel that the failure to approve such offer would not be consistent with the fiduciary duties to stockholders of the Board of Directors of the Company; (ii) five business days shall have elapsed after delivery to Parent of a written notice by the Company informing Parent that the Board of Directors of the Company has determined that a Superior

Proposal has been made and during such five business-day period the Company shall have fully cooperated with Parent in good faith with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement (including the Merger Consideration) so that the Alternative Proposal would not constitute a Superior Proposal as compared to the terms and conditions of this Agreement as proposed to be modified by Parent (the "Modified Agreement"); and (iii) at the end of such five business-day period, the Board of Directors of the Company shall continue to determine in good faith (after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect) that such Alternative Proposal continues to constitute a Superior Proposal as compared to the Modified Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause shall not be available (A) if the Company has breached in any material respect its obligations under Section 7.8, or (B) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fee contemplated by Section 9.5;

    (b) There has been a breach by Parent or Sub of any representation or warranty contained herein that would have a material adverse effect on Parent's or Sub's ability to perform its obligations under this Agreement and which breach has not been cured within five (5) business days following receipt by Parent or Sub of notice of the breach;

    (c) There has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

    Section 9.4.  TERMINATION BY PARENT

    . This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent, if:

    (a) The Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders;

    (b) There has been a breach by the Company of any representation or warranty contained herein which has had, or would be reasonably expected to have, a Material Adverse Effect on the Company and which breach has not been cured within five (5) business days following receipt by the Company of notice of such breach; or

    (c) There has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

    Section 9.5.  EFFECT OF TERMINATION AND ABANDONMENT

    . (a) In the event that (i) (x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to Section 9.3(a) or by either party pursuant to Section 9.2(b) or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to Section 9.4(a), then the Company shall promptly, but in no event later than two days after such termination, pay Parent a fee of $17 million, plus documented out-of-pocket expenses incurred by Parent in connection with the transactions completed hereby not to exceed $ 1.5 million (collectively, the "Payment") or
(z) this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above (other than pursuant to Section 9.3(b) or (c)), and if within 12 months thereafter any Alternative Proposal shall have been consummated, then the Company shall promptly, but in no event later than two days after consummation of any such transaction, pay Parent the lessor of (i) the Payment and (ii)(a) 3.5% of the sum of the following: (A) the consideration paid to the Company stockholders pursuant to such Alternative Proposal, (B) the principal amount of any debt outstanding on the date such Alternative Proposal is consummated, and (C) the amount paid or agreed to be paid to the Department in connection with the matters contemplated by the Forebearance Agreement or any amendments or supplements thereto plus (b) documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby not to exceed $1.5 million; PROVIDED, HOWEVER, that no payment shall be made to Parent under clause (z) above if the Agreement is terminated pursuant to Section 9.2(a) and, at the time of the termination, the only condition to closing not satisfied was the condition set forth in
Section 8.1(b), 8.1(c), 8.1(d) or 8.1(e)(or any combination thereof). Any amount payable hereunder shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

    (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
9.5 and Sections 7.10 and 7.14 and except for the provisions of Sections 10.3, 10.4, 10.5, 10.7, 10.9, 10.10 and 10.13. Moreover, in the event of termination of this Agreement pursuant to Sections 9.2, 9.3 and 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

    Section 9.6.  EXTENSION; WAIVER

    . At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE X

                                  GENERAL PROVISIONS

    Section 10.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

    . All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

    Section 10.2.  NOTICES

    . This All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:

    5835 Blue Lagoon Drive

    Miami, FL  33126
    (305) 265-2840
    Telecopy No.: (305) 264-2771
    Attention:  Chief Financial Officer

    With a copy to:

    Fulbright & Jaworski, L.L.P.
    1301 McKinney, Suite 5100
    Houston, Texas  77010-3095
    (713) 651-5151
    Telecopy No.:  (713) 651-5246
    Attention:  Robert F. Gray, Jr.




    If to Parent or Sub:

    500 West Main Street
    Louisville, KY  40202
    (502) 580-3711
    Telecopy No.:  (502) 580-3615
    Attention:  Senior Vice President and General Counsel

    With a copy to:

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY  10004
    (212) 859-8000
    Telecopy No.:  (212) 859-4000
    Attention:  Jeffrey Bagner

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

    Section 10.3.  SPECIAL PERFORMANCE

    . The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 10.4.  ASSIGNMENT; BINDING EFFECT

    . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 7.5 hereof.

    Section 10.5.  ENTIRE AGREEMENT

    . This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto; PROVIDED, HOWEVER, that the provisions of paragraph 8 of the Confidentiality Agreement shall have no further force or effect. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    Section 10.6.  AMENDMENT

    . This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and the Departments shall be a third party beneficiary of Parent and Sub's obligations under Sections 7.12 and 7.13 hereto.

    Section 10.7.  GOVERNING LAW

    . This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

    Section 10.8.  COUNTERPARTS

    . This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    Section 10.9.  HEADINGS AND TABLE OF CONTENTS

    . Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    Section 10.10.  INTERPRETATION

    . In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    Section 10.11.  WAIVERS

    . At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    Section 10.12.  INCORPORATION OF EXHIBITS

    . The SCHEDULE and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 10.13.  SEVERABILITY

    . Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amended and Restated Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

HUMANA INC.


By:
Title:


HUMNOV, INC.


____________________________
By:
Title:


PHYSICIAN CORPORATION OF AMERICA



____________________________
By:
Title: